Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2013, with respect to the combined financial statements of Made Event, LLC and EZ Festivals, LLC included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-190092) and related Prospectus of SFX Entertainment, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, NY
August 8, 2013